Free Writing Prospectus	Filed pursuant to Rule 433
Dated May 24, 2016	Registration Nos. 333-206749
and 333-206749-02

$862MM CNH Equipment Trust 2016-B

Joint Leads: BofAML (struc), Deutsche Bank, RBC

Co-managers: BAR/CIBC/RBS/WF

CL	$SIZE(MM)	MDY/FITCH	WAL	PWIN	EXP	LGL	BNCH	YLD	PRICE	CPN

A-1	190.500	P-1/F1+	0.37	1-8	1/17	6/15/17	YLD	0.640%	100.00000	0.64%
A-2A	222.600	Aaa/AAA	1.19	8-23	4/18	10/15/19	EDSF + 38	1.314%	99.99952	1.31%
A-2B	110.000	Aaa/AAA	1.19	8-23	4/18	10/15/19	1mLr + 40		100.00000
A-3	246.600	Aaa/AAA	2.74	23-45	2/20	8/16/21	IntS + 50	1.645%	99.97494	1.63%
A-4	72.790	Aaa/AAA	3.85	45-47	4/20	11/15/21	IntS + 73	1.988%	99.96365	1.97%
B	19.390	A2/A+	3.88	47-47	4/20	10/16/23	IntS + 95	2.211%	99.99676	2.20%

Bill & Deliver:	BofAML
BBG Ticker:	CNH 2016-B
Registration:	Public
Expected Ratings:	Moody’s/Fitch
Expected Settle:	5/31/2016
First Pay Date:	6/15/2016
ERISA Eligible:	Yes
PXG Speed:	20% CPR to 10% Call
Denoms:	$1,000/$1,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.